Exhibit (p)(26)

WHV Investment Management, Inc.

CODE OF ETHICS AND BUSINESS CONDUCT

Effective: September 2014

WHV Investment Management    301 Battery Street, Suite 400    San Francisco, CA 94111-3203    Tel: (800) 204-2650 whv.com

TABLE OF CONTENTS

I.	INTRODUCTION	1

II.	GENERAL POLICIES	2

III.	CONFLICTS OF INTEREST	2
A.	GENERAL STATEMENT	2
B.	OUTSIDE BUSINESS ACTIVITIES	3
C.	FIDUCIARY APPOINTMENTS	4

IV.	GIFTS AND ENTERTAINMENT	4
A.	GUIDING PRINCIPLES	4
B.	GENERAL RULE	5
C.	GIFT GUIDELINES	5
D.	BUSINESS ENTERTAINMENT GUIDELINES	5
E.	PROHIBITIONS	6
F.	WAIVERS	6
G.	RESTRICTED RECIPIENTS OF GIFTS AND ENTERTAINMENT	7
H.	RECEIPT OF GIFTS AND ENTERTAINMENT	11
I.	GIFTS AND ENTERTAINMENT MONITORING	13

V.	INSIDER TRADING	13
A.	GENERAL STATEMENT	13
B.	DEFINITIONS	14
C.	RELATIONSHIPS WITH CLIENTS	14
D.	PAID RESEARCH PROVIDERS	14
E.	RUMORS	15
F.	MANIPULATIVE TRADING PRACTICES	15
G.	ADDITIONAL RESTRICTIONS	15
H.	RESOLVING ISSUES CONCERNING INSIDER TRADING	15

VI.	PERSONAL SECURITIES TRADING	16
A.	GENERAL STATEMENT	16
B.	KEY CONCEPTS AND TERMS	16
C.	ACCESS PERSONS	18
D.	REPORTABLE SECURITIES	19
E.	BENEFICIAL INTEREST	19
F.	CONTROL	20
G.	PRE-CLEARANCE PROCEDURES	21
H.	RESTRICTIONS AND LIMITATIONS	22
I.	TRADE CONFIRMATIONS	24
J.	REPORTING	25
K.	WHV ETHICS COMMITTEE ENFORCEMENT	26
L.	VIOLATIONS OF THE RULES REGARDING PERSONAL SECURITIES TRADING	26

VII.	CONFIDENTIAL INFORMATION	27
A.	GENERAL STATEMENT	27
B.	CORPORATE INFORMATION	27
C.	CLIENT INFORMATION	27

VIII.	DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES	28

IX.	POLITICAL ACTIVITIES	28

X.	WHISTLEBLOWER POLICIES AND PROCEDURES	28
A.	PROTECTION OF WHISTLEBLOWERS - NO RETALIATION	28
B.	SUBMISSION AND RECEIPT OF REPORTS	29

(ii)

WHV INVESTMENT MANAGEMENT

CODE OF ETHICS

AND

BUSINESS CONDUCT

STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

WHV Investment Management, Inc. (“WHV,” the “firm,” “we” or “our”) is committed to integrity and the achievement of excellence in the conduct of its business. This extends to all dealings with the public, Clients, prospects and Supervised Persons.

WHV is a fiduciary to its Clients. Supervised Persons therefore have an affirmative duty to act with integrity, competence and care in the best interests of its Clients. Any conflict of interests between the firm or its Supervised Persons and its Clients will be resolved in the best interests of its Clients.

I.	INTRODUCTION

WHV, through teamwork and a commitment to quality by its directors, officers and Supervised Persons, has earned a reputation for integrity and excellence in providing investment management services to its Clients. WHV values that reputation and is proud that the firm is known for high standards of conduct.

Maintaining a reputation for integrity in the conduct of business can be a special challenge. We serve the interests of our shareholders, Clients, Supervised Persons and the communities in which we serve. This requires that we at all times attempt to avoid potential conflicts of interest and that we conduct our business and personal affairs with the highest ethical standards in order to merit the continued trust and confidence of our Clients and the public.

The WHV Code of Ethics and Business Conduct (the “Code”) reflects the firm’s expectations of appropriate ethical conduct by Supervised Persons and is in accordance with the commitments expressed in the Guiding Principles of WHV as described in the Appendix.

This Code has been established to provide all Supervised Persons of WHV with guidance and specific standards of conduct for situations where violations, inadvertent or otherwise, may occur in the day-to-day conduct of business. The Code applies to all Supervised Persons (which includes all employees) of WHV. Every Supervised Person is required to sign an acknowledgement of receipt and understanding of this Code as well as any subsequent material amendments. Please note that any term used but not defined herein shall have the meaning ascribed to it in WHV’s Investment Advisory Compliance Manual (the “Manual”).

II.	GENERAL POLICIES

WHV’s Ethics Committee shall consist of the Chief Legal Officer, the Chief Compliance Officer, and the Chief Executive Officer (CEO). The Ethics Committee is charged with the overall administration of the Code.

The business affairs of the firm shall be conducted in compliance with all statutes, rules and regulations of such governmental authorities that have jurisdiction over the firm’s operations.

All Supervised Persons are required to comply with applicable federal securities laws, including Rule 204A-1 under the Investment Advisers Act of 1940. In addition, because WHV serves an investment adviser to registered investment companies, WHV’s Code of Ethics must comply with Rule 204A-1 under the Advisers, as well as Rule 17j-1 under the Investment Company Act of 1940.

This Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of the investment companies advised by WHV and the other clients for which WHV acts as adviser or sub-adviser (collectively, “Clients”) may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

•	The use of the firm’s assets for any unlawful or improper purpose is prohibited.

•	No undisclosed or unrecorded fund or asset of the firm shall be established for any purpose.

•	No false or artificial entries shall be made in the books and records of the firm for any reason.

•	No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

•	All Supervised Persons of the firm shall be responsible for the enforcement of and compliance with these policies including necessary distribution by supervisors to their staff to ensure Supervised Person knowledge and compliance.

•	The Code cannot cover every possible situation or area of Supervised Person conduct. Any Supervised Person who is unsure about the propriety of a course of conduct, not clearly covered in the Code, must discuss the matter with his or her immediate supervisor. If any questions remain, then he or she should discuss the matter with the CCO of the firm.

•	Supervised Persons are responsible for adherence to these standards. Supervisors must ensure that Supervised Persons subject to their supervision are familiar with these policies.

•	The firm is dependent on Client and investor confidence. Its reputation has been earned over a long period of time; and it can be tarnished by one unfortunate act. We must therefore conduct our business according to the highest ethical standards, always striving to avoid even the appearance of impropriety.

III.	CONFLICTS OF INTEREST

A.	General Statement

A conflict of interest occurs when a situation benefits the Supervised Person’s own personal interests at the expense of the firm or its Clients. Supervised Persons must avoid situations whereby their personal interests conflict with, or appear to conflict with, the interests of the firm or its Clients.

Supervised Persons should know that under no circumstances is it proper to use one’s position with the firm, directly or indirectly, for private gain, to advance personal interest or to obtain favors or benefits for oneself, a family member or any other person.

Supervised Persons should refrain from engaging in activities that give rise to situations that are in conflict with the best interest of WHV. The following are non-exclusive examples of such activities, which should be immediately reported to the CCO if carried out:

1.	Knowingly competing with WHV in any way. An illustration would be an Supervised Person competing with WHV in the acquisition or disposition of securities or other property for personal gain.

2.	Using or permitting others to use WHV-owned equipment, materials or Supervised Persons for personal purposes in a material way.

3.	Seizing opportunities that may be suitable for WHV for personal gain without first offering such opportunity to WHV.

4.	Owning a material interest in any entity that has business relations with WHV, or that is seeking to have business relationship with WHV, except where such interest consist of:

a.	Less than 5% stake in a company listed on a recognized stock exchange,

b.	Less than 5% stake in a bank or trust company which is a member of the Federal Reserve System, or

c.	Shares of capital stock of the Laird Norton Investment Management, Laird Norton Wealth Management, or their subsidiaries or successors.

5.	Subject to limited exceptions granted on a case-by-case basis, serving as an officer or director of any other entity, or in any management capacity for, or as a consultant to or employee of any other entity (i) that has business relations with WHV or is seeking business relations with WHV or (ii) that is engaged in any type of business that is similar to the types of business carried on by the WHV.

6.	Accepting gifts of more than token value, loans other than from established banking or financial institutions, excessive entertainment or other substantial favors from any outside concern which does business with or is seeking to do business with, or is a competitor of WHV.

7.	The wrongful disclosure of confidential information or use of confidential information belonging to WHV for other than company purposes, including for the personal profit or advantage of the Supervised Person.

In addition to the types of conflicts of interest contemplated above, all Supervised Persons must also notify the CCO promptly if they become aware of any practice that arguably involves WHV in a conflict of interest with any of its Clients, individuals or entities with which WHV conducts business. Supervised Persons reporting any potential conflicts of interest to the CCO are fully protected by WHV’s “Whistleblower” provision described in detail later in this document.

B.	Outside Business Activities

Supervised Persons are required to seek approval from the Chief Compliance Officer prior to accepting outside business activities, which activities might subject the firm and the Supervised Person to criticism or adverse publicity, affect the Supervised Person’s ability to perform in a competent manner or create the appearance of an impropriety.

The purpose of this request is so that WHV can make certain that such prohibited activities will not:

•	Interfere or conflict with the interests of the firm,

•	Be in competition with the firm,

•	Encroach upon regular work hours and duties or affect the Supervised Person’s ability to carry out his or her work for the firm, or

•	Involve the use of firm equipment, supplies or facilities.

All Supervised Persons are required to annually update WHV with regard to any outside activities.

As a general rule, Supervised Persons are prohibited from accepting outside employment in a professional capacity (e.g., as a lawyer, accountant, appraiser, etc.). Exceptions must be approved by the Ethics Committee.

In determining whether an outside activity (business or non-profit) should be pre-cleared/disclosed, Supervised Persons should consider the following factors: (i) is the supervised person being compensated for such activity?; (ii) does the outside activity in any way relate to investment advisor services; (iii) does the activity take up more than 10 hours a week of the supervised person’s time; or (iv) is the supervised person an officer, director or trustee of the firm? Of the outside organization for who the work may be done?? If you answered yes to any of the following questions, this activity will likely need to be pre-cleared/reported. Please see the Chief Compliance Officer with any questions.

C.	Fiduciary Appointments

Supervised Persons should not accept fiduciary (including co-fiduciary) appointments, such as executor, administrator, guardian, trustee, custodian under gifts to minors act, attorney in fact, or agent, except where family or particular personal circumstances would justify accepting such responsibility when there is a strong personal or family reason for doing so.

Except where relatives are involved, if a Supervised Person wishes to accept a fiduciary appointment, the prior approval of the Ethics Committee must be obtained.

Supervised Persons of WHV may be prohibited by law from accepting fees when serving as co-fiduciary with WHV.

IV.	GIFTS AND ENTERTAINMENT

A.	Guiding Principles

WHV holds its Supervised Persons to high ethical standards and strictly prohibits the giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. are broadly written, so Supervised Persons should consult with the Compliance/Legal Team if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Supervised Persons who are registered representatives of a broker-dealer are also subject to limitations on giving or receiving gifts and entertainment that are imposed by the Financial Industry Regulatory Authority (“FINRA”) and should consult the policies and procedures administered by such broker-dealer with respect to gifts and entertainment.

B.	General Rule

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

C.	Gift Guidelines

Supervised Persons must report to the Chief Compliance Officer any gifts and given to or received from a vendor, Client, or other entities doing business with WHV (“Business Contacts”) in excess of ($250) in value per calendar year per Business Contact. Please note that gifts to or from restricted parties are subject to different reporting requirements. Please see Sections IV.G and IV.H below. In addition, as noted above, certain Supervised Persons of WHV who are registered representatives of a broker-dealer are also subject to gift limitations imposed by FINRA, which generally prohibit any FINRA member or associated person of a FINRA member from giving anything of value in excess of $100 per year to any person where such gift is in relation to their securities business. Accordingly, Supervised Persons who are registered representatives of a broker-dealer should consult the applicable FINRA rules and the policies and procedures administered by the broker-dealer to ensure they are aware of all applicable requirements and limitations relating to gifts.

A “gift” is defined to include anything of value that WHV or a WHV Supervised Person gives to, or receives from a vendor, Client or any person or entity currently doing, or seeking to do, business with WHV.

Examples of gifts include:

•	Holiday gifts including gift baskets, wine, and miscellaneous gifts, given or received close in time or during the December holidays.

•	Products, including food and other consumer goods

•	Meals

•	Travel expenses and/or reimbursements

•	Tickets to sporting or other entertainment events (where a Business Contact does not attend)

•	Social events/parties (e.g., contract-signing parties)

•	Fees paid to attend union-sponsored events

•	Payments to charities

•	Sponsorship of sporting or fundraising events

D.	Business Entertainment Guidelines

Supervised Persons must report all business entertainment with Business Contacts paid for by the Supervised Person in their expense reporting forms. The Chief Compliance Officer will occasionally review the expense reporting forms to seek to ensure that business entertainment is not excessive or lavish.

Notwithstanding the above, business entertainment with certain clients (such as union personnel) or other Business Contacts (such as foreign government entities) may be subject to additional thresholds. Please see Sections IV.G and IV.H below for additional details relating to the application of such restrictions to business entertainment. The Chief Compliance Officer will review the expense reporting forms for adherence to these limits.

“Entertainment” is defined as to include, without limitation, any meals, drinks, lodging, tickets to sporting events or the theater, golf outings, social events, hospitality events, charitable events, or comparable entertainment events, and it includes any transportation and/or lodging accompanying or related to such activity or event, including entertainment offered in connection with an education event or business event, in every case, where the giver/provider is present.

E.	Prohibitions

•	Supervised Persons are prohibited from receiving and/or giving any cash gifts, securities, investment opportunities, business opportunities, or equivalent gifts such as gift certificates, gift cards, money orders or checks.

•	Supervised Persons must not solicit gifts or entertainment.

•	Supervised Persons may not accept or provide entertainment that is so frequent, extensive, lavish, or questionable in taste as to raise any questions of impropriety.

•	A business gift or entertainment is never permitted if prohibited by any law or regulation applicable to the Supervised Person (e.g., FINRA, state insurance laws or federal and state lobbying laws), WHV policy or the intended recipient’s policies. Supervised Persons should contact the Compliance/Legal Team if there is any question as to whether the Supervised Person may fall within a specific regulatory framework or whether the gift or entertainment meets the regulatory guidelines.

F.	Waivers

•	Gifts can be given in the context of a long standing personal relationship (for example a wedding gift or a congratulatory gift) as long as it is not paid for as a business expense. The gift must not influence, or give the appearance of influencing, the Supervised Person’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.

•	Supervised Persons may accept entertainment that is customary in their business area within the financial services industry, so long as it is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

•	Supervised Persons generally may provide entertainment to vendors, Clients or other party doing or seeking to do business with WHV that is customary and is reasonable in value and frequency, subject to the restrictions under Section IV.G: Restricted Recipients of Gifts and Entertainment.

•	Supervised Persons attending conferences or events sponsored by a vendor, Client or other party doing or seeking to do business with WHV shall have WHV pay for their transportation and lodging costs. Supervised Persons participating as speakers or panelists at industry conferences may accept transportation, lodging, meals or conference fee waivers that are reasonable and customary in the context of the event. Sponsored events at conferences such as cocktails, lunches, and dinners, that are part of the conference agenda and whereby all attendees are invited, are not considered entertainment and do not have to be approved or reported.

G.	Restricted Recipients of Gifts and Entertainment

The following is a summary of thresholds based the type of recipient receiving the gifts and entertainment:

Type of Recipient	Maximum Value of Gifts & Entertainment	Reporting Threshold	Forms to Use to Report to Compliance/Legal Team[1]
ERISA plans, Unions (Taft Hartley plans) and associated plan officials/fiduciaries	No specific limit, but anything above $250 individually or in aggregate per year are subject to DOL scrutiny, and if provided to Taft Hartley plans, reportable to the DOL.	All gifts and entertainment to this recipient group are reportable	Check Request Form if WHV is being asked to issue a check. Expense Reimbursement Form if WHV is being asked to reimburse the WHV Supervised Person.
Foreign Governments and “Government Instrumentalities”	$0, except for food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.	Any gift or entertainment, including any food and beverages provided during a legitimate business meeting, to this recipient group is reportable	Check Request Form if WHV is being asked to issue a check. Expense Reimbursement Form if WHV is being asked to reimburse the WHV Supervised Person.
Domestic Government	Varies by state and county.	All gifts to a recipient in
Entities[2]		this group must be pre- cleared by the Compliance/Legal Team and all entertainment to be reported	Check Request Form if WHV is being asked to issue a check.
Charitable Entity Clients	3% of the expected annual revenue generated from the associated Client, subject to the Charitable Contributions policy set forth below.	All charitable donations are reportable	Expense Reimbursement Form if WHV is being asked to reimburse the WHV Supervised Person.
Auditors	$0	Any gift or entertainment to this recipient group is reportable	Check Request Form if WHV is being asked to issue a check. Expense Reimbursement Form if WHV is being asked to reimburse the WHV Supervised Person.
All other entities/individuals	No specific limit, but must not appear lavish or excessive	Gifts in excess of $250 per entity/individual per year. All business entertainment will be occasionally monitored.

Further discussion on gift giving to each type of recipient is presented below.

1.	ERISA Plans and Plan Fiduciaries

The Department of Labor does not exempt meals and entertainment valued below $250 from enforcement; rather, they are not considered “an apparent violation” of section 406(b)(3), leaving open the possibility that, in some circumstances, the DOL may find a violation where there is an obvious “quid pro quo.”

[1]	In addition to the Check Request Form and/or Expense Reimbursement Form, Supervised Persons must submit a Gift and Entertainment Reporting Form to report any gifts or entertainment involving third parties that are required to be reported in accordance with WHV’s policies and procedures set forth herein.
[2]	Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

Consequently, all gifts and entertainment provided to ERISA plans or plan fiduciaries must be reported to the Compliance/Legal Team using the Gift and Entertainment Reporting Form.

In addition, gifts should be reported on a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement. Entertainment should be reported on the Expense Reimbursement Form, which must be signed and approved by a member of the Compliance/Legal Team prior to WHV reimbursing the Supervised Person.

2.	Unions and Union Officials

As discussed in more detail below, the U.S. Department of Labor (“DOL”) has issued guidance indicating that certain investment managers that entertain union personnel, including personnel associated with pension plans (e.g., during the course of marketing or for other reasons) may be required to file reports on DOL Form LM-10. Reportable benefits include the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes. Firms are required to file these reports with the DOL within 90 days after the end of the firm’s fiscal year and the filings are posted on the DOL’s website.

To ensure that WHV is able to monitor its obligations (if any) to file DOL Form LM-10, employees must immediately notify the Chief Compliance Officer of any gifts or other benefits provided (either by the firm or by the employee’s personal funds) to union personnel. Gifts or entertainment provided to union personnel must be reported regardless of amount, unless the entertainment is provided as part of a “widely-attended gathering,” and the other conditions set forth in subparagraph (b) below are met.

Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Compliance/Legal Team. While there may be reporting exclusions for things such as occasional gifts, gratuities or favors of insubstantial value falling below the $250 de minimis exception described below, supervised persons must report any entertainment provided to union personnel to the Chief Compliance Officer so that he or she may review and determine whether a reporting obligation has been triggered. This includes situations in which: nominally valued items bearing a firm logo are provided to such recipients; or an employee provides a personal gift to a union official, regardless of whether he/she seeks reimbursement from WHV for the cost of the gift.

Gifts, including sponsorship of events (golf tournaments, conference, etc.) or donations to charities associated with the union, should be reported using the Gift and Entertainment Reporting Form and a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement. Entertainment should be reported on the Expense Reimbursement Form with the name of each union official in attendance disclosed on the Form, which must be signed and approved by a member of the Compliance/Legal Team, prior to WHV reimbursing the Supervised Person.

(a)	Exemption for De Minimis Benefits.

Gifts and entertainment provided to union personnel are considered de minimis, and therefore not reportable, if the value provided to a union official during the investment manager’s fiscal year does not exceed $250 and if the benefit is unrelated to the official’s status in a labor organization.

•	In reaching the $250 amount, there is no floor on amounts to be taken into consideration; therefore, coffee service or any other such benefit is counted. Nevertheless, if the annual threshold is not exceeded, the fact that a benefit may be frequently and regularly provided does not take it outside the de minimis exemption.

•	Benefits provided to the same union official by different employees of the same investment manager are to be aggregated.

•	Benefits provided to different union officials are not aggregated.

•	When an investment manager pays for a union official to attend an educational conference, the costs of the official’s meals, refreshments, travel, and lodging are counted towards reportable benefits. The costs of conference rooms and audio-visual equipment are not, however. The reportable costs at the conference include food, beverage, service, and entertainment, but not facility rental, security, or staff time for planning or coordinating the reception.

•	Benefits are considered unrelated to an official’s status in a labor organization if such benefits are ordinarily provided to non-union personnel in similar circumstances.

(b)	Special Rules for Widely-Attended Gatherings Sponsored by WHV.

A “widely-attended gathering” is an event which is a large number of persons, including both union officials and a substantial number of persons with no relationship to a union. Both categories of attendees must be treated alike both in the distribution of invitations and at the gathering.

•	If the cost of a widely-attended gathering sponsored by WHV, excluding facility rental, security, and staff planning and coordinating time, is $20 or less per person, no Form LM-10 reporting is required, regardless of the number of gatherings the investment manager holds.

•	If the cost of a widely-attended gathering sponsored by WHV, as described above, is $125 or less per person (but more than $20), an investment manager may have the same union officials in attendance at two such gatherings during its fiscal year without any Form LM-10 reporting. If the same union official attends three or more such gatherings, the cost attributable to that official at all such gatherings during the fiscal year must be reported. The DOL suggests the use of sign-in sheets or similar methods to ascertain union officials in attendance, if necessary.

(c)	Payments from Personal Funds.

If an investment manager’s employee provides a benefit to a union official from personal funds, unless the de minimis exemption applies, the payment should be reported by the investment manager on Form LM-10 if any of the following criteria apply:

•	The employee holds a key position, such as manager;

•	The employee’s position includes generating or maintaining business relationships with unions or affiliated trusts; or

•	The employee is acting for the investment manager directly or indirectly; for example, where the employee could be reimbursed by the investment manager, but has not so requested.

To ensure that WHV is able to monitor its obligations (if any) to file Form LM-10, all employees must immediately notify the Chief Compliance Officer of any gifts or other benefits provided (either by the firm or by the employee’s personal funds) to union personnel (including, but not limited to, the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes). The Chief Compliance Officer, with the assistance of outside legal counsel and/or compliance consultants, will be responsible for determining whether a Form LM-10 reporting requirement has been triggered, and if so, will coordinate with outside counsel to properly prepare and timely file the form.

3.	Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, Supervised Person, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. WHV and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must not provide any gift or entertainment to any foreign government or any instrumentalities of a foreign government, except for food and beverages provided during a legitimate business meeting. Supervised Persons must disclose on the Expense Reimbursement Form when providing anything of value, including food and beverages for legitimate business meeting, to any foreign government or instrumentalities of a foreign government. The Expense Reimbursement Form must be signed and approved by the Compliance/Legal Team prior to WHV reimbursing the Supervised Person.

4.	Domestic Government Entities

It is WHV’s policy that it, as a firm, will not make any political contributions to any political candidates, any official of a government entity, any government entity, or any local, state, or national political party.3 In accordance with the Pay to Play Rule, a political contribution is defined as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;

•	Payment of debt incurred in connection with any such election; or

•	Transition or inaugural expenses of the successful candidate for state or local office.

[3]	Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

Political contributions made by WHV’s Supervised Persons are governed by the “Political and Charitable Contributions” policy set forth in the WHV Compliance Manual.

WHV and its Supervised Persons may provide a gift or entertainment to a domestic government entity as long as the following conditions are met:

a.	the gift or entertainment is not a political contribution as that term is defined under the SEC’s Pay to Play Rule,

b.	the gift or entertainment is not made with the purpose of influencing the vote, official action, or judgment of the public officer (including pension board trustees) or Supervised Person, and

c.	the gift or entertainment is not lavish and the value per public officer or Supervised Person per year does not exceed any threshold set forth in the state or county law to which the government entity is subject or any gift and entertainment policies provided to WHV by the government entity.

Gifts to state/local government entities should be pre-cleared by submitting a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement.

Entertainment should be reported on the Expense Reimbursement Form, which must be signed and approved by a member of the Compliance/Legal Team, prior to WHV reimbursing the Supervised Person.

5.	Charitable Entity Clients

Charitable contributions to Clients are permitted if all of the following conditions are met:

•	The Client is a qualified non-profit organization, i.e. 501(c)(3);

•	The donation is not made in exchange for business or continued business, i.e. no quid pro quo; and

•	The donation may not exceed 3% of the expected annual revenue generated from the Client.

Any exception to this policy must be approved by the Management Committee.

Supervised Persons must disclose any charitable contributions on a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team.

6.	Auditors

WHV may not give a gift or entertainment to a member of an audit team of the independent auditors of WHV or to any person in a position to influence such a member (an “Audit Team Individual”).

H.	Receipt of Gifts and Entertainment

1.	Supervised Persons’ Receipt of Gifts

Supervised Persons may not accept gifts of more than token value, loans other than from established banking or financial institutions, excessive entertainment or other substantial favors from any outside concern which does business with or is seeking to do business with, or is a competitor of WHV.

Supervised Persons must not accept excessive benefits or gifts from a vendor, Client, or other parties doing business with WHV. As such, all Supervised Persons are required to notify the Chief Compliance Officer if they receive a benefit or gift that such employee reasonably believes has/have a value in excess of one hundred dollars ($100). The gift must not influence, or give the appearance of influencing, the Supervised Person’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.

2.	Supervised Persons’ Giving of Gifts

In addition, no Supervised Person may make or give, or offer to make or give (in the context of their business activities for WHV) excessive benefits or gifts to a third party business contact or investor. As such, all employees are required to obtain pre-clearance from the Chief Compliance Officer before they give a benefit or gift that the employee reasonably believes has a value in excess of $250.

Gifts should be reported using the Gift and Entertainment Reporting Form and a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement.

3.	Business Entertainment

Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, as long both the giver(s) and the Supervised Person(s) are present and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

The payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events, etc.) where business matters are actually discussed (and where such business or potential business counterparties are present) are NOT subject to the gift/benefit notification requirement for gifts received or given; provided, however, that Supervised Persons should be prepared to provide information relating to any business entertainment as may be requested by the Chief Compliance Officer or his designated person.

WHV expects that it will bear the costs of Supervised Person travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than WHV they should be treated as a reportable gift to the Supervised Person for purposes of this policy.

Supervised Persons must report his/her receipt of gifts and entertainment to the Compliance/Legal Team using the Gifts & Entertainment Receipt Form based on the type of entity/individual that is giving the gift and/or entertainment:

Giver	Recipient	Maximum Value that can be received	Reporting Threshold	Form to use to Report to Legal / Compliance

A broker-dealer or ERISA (including Taft-Hartley) plan/plan fiduciary	WHV Supervised Person (or group thereof, but not WHV as a firm)	$100 per year/per giver No specific limit for entertainment (but must not appear frequent or lavish)	$10[4] per gift No specific limit for entertainment (must not appear frequent or lavish)	Gift & Entertainment Receipt Form
All other entities/individuals	WHV Supervised Person (or group thereof, but not WHV as a firm)	$250 for gifts No specific limit for entertainment (but must not appear frequent or lavish)	$250 per gift

[4]	The information regarding the gifts and entertainment may be used in WHV’s response to 5500 C requests from plans subject to ERISA.

4.	WHV’s Receipt of Gifts & Entertainment

Gifts such as holiday baskets or lunches delivered to WHV’s offices and which are received on behalf of WHV as a whole are not reportable unless the giver is a broker-dealer or an ERISA (including Taft-Hartley) plan or plan fiduciary in which case the reporting threshold is $10. The Supervised Person who receives a gift on behalf of WHV as a whole must report such gift to the Compliance/Legal Team by submitting a Gifts & Entertainment Receipt Form.

In the unlikely event that WHV as a firm is invited to an entertainment event, WHV may accept the entertainment as long the giver is present at the event and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

Gifts and entertainment received by WHV as a firm must be reported to the Compliance/Legal Team using the Gifts & Entertainment Receipt Form based on the type of entity/individual that is giving the gift and/or entertainment:

Giver	Recipient	Maximum Value that can be received	Reporting Threshold	Form to use to Report to Compliance/Legal Team
A broker-dealer or ERISA (including Taft-Hartley) plan/plan fiduciary	WHV as a firm	No specific limit (but must not appear frequent or lavish)	$10[5]	Gifts & Entertainment Receipt Form
All other entities/individuals	WHV as a firm	No specific limit (but must not appear frequent or lavish)	Non-reportable

I.	Gifts and Entertainment Monitoring

The Compliance/Legal Team maintains a Gifts and Entertainment Log to track Supervised Persons’ provision and receipt of gifts and entertainment. The CEO (or another member of senior management) will be responsible for reviewing any gifts and entertainment reported by members of the Compliance/Legal Team.

Supervised Persons may find the Check Request Form, Expense Reimbursement Form, and Gifts & Entertainment Receipt Form saved in the Compliance Documents & Forms folder on WHV’s network, which is accessible by all Supervised Persons:

V.	INSIDER TRADING

A.	General Statement

WHV prohibits all Supervised Persons from trading in their accounts or in accounts under their direct or indirect control (see discussion below regarding beneficial interest), either personally or on behalf of others, while in possession of material, nonpublic information. This includes trading in accounts managed on behalf of WHV’s Clients. Further, WHV

[5]	The information regarding the gifts and entertainment may be used in WHV’s response to 5500 C requests from plans subject to ERISA.

prohibits all Supervised Persons from communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “Insider Trading.” Supervised Persons that come to possess material non-public information must follow the policies and procedures set forth below in Section V.H: Resolving Issues Concerning Insider Trading, including immediately informing the CCO, or in his or her absence, another member of the Compliance/Legal Team, of the information to determine the proper course of action.

While Insider Trading is not specifically defined in federal securities laws, the term has been interpreted by courts to including the following activities:

•	Trading by an insider, while in possession of material, nonpublic information,

•	Trading by non-insider, while in possession of material, nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, and

•	Communicating material, nonpublic information to others.

The misuse of material, nonpublic information applies to all types of securities including equity, debt, commercial paper, government securities and options.

B.	Definitions

1.	Material Information

Material information is generally understood to be information that would move the price of a security if it were known to the investing public. Examples include, but are not limited to, dividend announcements, liquidity issues, information regarding mergers and acquisitions and new product or services announcements.

2.	Nonpublic Information

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

C.	Relationships with Clients

WHV may have Clients who hold positions at publicly traded companies who are in possession of material, nonpublic information about their companies. In managing such individuals’ accounts, WHV Supervised Persons must be aware that any information divulged by the Client about his or her company could potentially be material, nonpublic information as defined above. WHV Supervised Persons must not act on such information and must immediately inform the Chief Compliance Officer to determine the proper course of action if they believe that a firm Client has divulged material, nonpublic information.

D.	Paid Research Providers

WHV compensates third-parties for investment research. Portfolio Managers and Analysts must pay particular attention to the type of information conveyed by such sources. In the event that Portfolio Managers and Analysts suspect the receipt of material, nonpublic information, they must not act on it and must immediately inform the Chief Compliance Officer determine from investment research providers or any other source the appropriate course of action.

E.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to WHV’s Code of Ethics, as well as the firm’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of WHV and other market participants and trading counterparties. Supervised Persons should consult with the Chief Compliance Officer regarding questions about the appropriateness of any communications.

F.	Manipulative Trading Practices

Section 9(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 under the Exchange Act make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security. No WHV Supervised Person may engage in actual or apparent trading in any asset for the purpose of inducing the purchase or sale of such asset by others or causing the price of an investment to move up or down.

However, price changes resulting from supply and demand are not prohibited. Therefore, buy or sell programs may cause asset prices to rise or fall without violating securities laws. Section 9(a)(2) and Rule 10b-5 prohibit activities that have the purpose of affecting the price of a Security artificially. They do not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

G.	Additional Restrictions

While the above generally refers to Insider Trading as the term is commonly interpreted with respect to the misuse of material, nonpublic information regarding individual securities, this Code also prohibits the misuse of all information regarding WHV’s Client accounts and firm activities. WHV Supervised Persons must not disclose or misuse for personal economic gain any confidential information regarding the trading or holdings of Client accounts and/or WHV’s investment strategies.

H.	Resolving Issues Concerning Insider Trading

Any Supervised Person who believes he or she has material, nonpublic information, should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, or another member of the Compliance/Legal Team;

•	Refrain from purchasing or selling the securities on behalf of himself or herself or others including accounts managed by WHV; and

•	Refrain from communicating the information inside or outside of WHV, other than to the Chief Compliance Officer or other members of the Compliance/Legal Team.

VI.	PERSONAL SECURITIES TRADING

A.	General Statement

Access Persons (defined below) should not engage in investment transactions in any account holding reportable securities (defined below) in which they have direct or indirect control or a beneficial interest (defined below) that would create, or give the appearance of creating, a conflict of interest between the Supervised Person and the firm or between the Supervised Person and any Client.

Supervised Person trading is governed by restrictions and reporting requirements pursuant to the applicable regulations imposed by the Securities and Exchange Commission (“SEC”) including rules on front running and insider trading.

B.	Key Concepts and Terms

This Code uses several terms with very specific meanings; these terms are generally capitalized. Certain of these terms are defined in the context in which they are used. Others are defined as follows:

Access Persons	Under Rule 204A-1 of the Advisers Act, an Access Person is any employee or other supervised person of WHV who:

(i) has access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund (as defined below); or

(ii) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic.

Under Rule 17j-1 of the Investment Company Act, Access Persons also include those supervised persons who make, participate in or obtain information regarding the purchase and sale of securities for WHV’s registered investment company clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions.
Investment Employees	All employees who (i) in the course of their regular functions or duties, make (e.g., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., research analysts) and (ii) all employees who execute a portfolio manager’s decisions (i.e., traders). All Investment Employees of WHV are also Access Persons under the Code.
Covered Account	Any account in which WHV or an Access Person has a beneficial interest, other than accounts over which an Access Person has no direct or indirect influence or control. Covered Accounts typically include accounts held in an Access Person’s name, as well as in the various forms of beneficial ownership described in Section VI.E below. These include accounts at brokerage firms, banks, and any other institution that effects Securities transactions or holds Securities.

Beneficial Interest or Beneficial Ownership	The concept of “beneficial ownership” of securities is broad and encompasses many situations. An employee has a “beneficial interest” not only in securities he or she owns directly, but also in (i) securities his or her spouse, minor children or relatives who live in his or her household, (ii) securities another person holds if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, or other arrangement) and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. Section VI.E contains examples of common beneficial ownership arrangements.
Security	A Security includes any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option, or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.
Reportable Security	Any Security other than the following:

• Direct obligations of the United States Government;

• Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

• Shares issued by money market funds; and

• Shares issued by open-end investment companies registered under the Investment Company Act (i.e., mutual funds) other than Reportable Funds, as further described below.

Notes regarding the final category:

•    As noted above, WHV serves as investment adviser to, and manages assets for, registered investment companies (see “Reportable Fund” definition below). Accordingly, shares issued by such registered open-end investment companies would be Reportable Securities, subject to the requirements of this Code.

Reportable Fund

Any investment company registered under the Investment Company Act for which WHV serves as investment adviser (or sub-adviser) or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, WHV. This includes all of WHV’s proprietary mutual funds.

Note: shares issued by Reportable Funds are Reportable Securities and are subject to all of the reporting and other requirements of this Code.

Designated Account	A Covered Account in which WHV and/or WHV’s owners have a beneficial interest but that WHV has determined should not be subject to certain specified provisions of this Code. This may be because, among other factors, the account’s activities are subject to supervision in the ordinary course of WHV’s business and/or because the account is in essence a client account. Designated Accounts are covered by regulatory reporting and preclearance requirements. An account will be a Designated Account only if the Compliance Officer, in consultation with senior management, has specifically identified it as one.
Immediate Family	A person’s spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws (as well as adoptive relationships that meet the above criteria) sharing the same household.

C.	Access Persons

As noted above, under Rule 204A-1 of the Advisers Act, “Access Persons” are those Supervised Persons who have access to nonpublic information regarding the firm’s purchases and sales of securities for Client accounts, are involved in making securities recommendations to Clients or have access to such nonpublic recommendations. Under Rule 17j-1 of the Investment Company Act, “Access Persons” also include WHV’s Supervised Persons who make, participate in or obtain information regarding the purchase and sale of securities for WHV’s registered investment company clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions.

1.	Outside Directors

Rule 204A-1 under the Advisers Act and Rule 17j-1 contain a presumption that, if the firm’s primary business is providing investment advice, then all of its Directors, officers and partners are Access Persons. To rebut this presumption regarding Outside Directors, WHV has restricted its Outside Directors’ access and activities such that:

•	Outside Directors have no access to nonpublic information regarding Clients’ purchases or sales of securities.

•	Outside Directors have no access to nonpublic information about the portfolio holdings of any registered investment companies (mutual funds) for which WHV serves as adviser or sub-adviser.

•	Outside Directors are not involved in making securities recommendations to Clients.

•	Outside Directors do not have access to WHV’s investment recommendations before they become public.

To ensure that these restrictions are effective, WHV prohibits:

•	Outside Directors from having any access the firm’s records, such as file cabinets or computer systems,

•	Supervised Persons from disclosing any investment recommendations to Outside Directors at any time,

•	Supervised Persons from providing Outside Directors with any reports containing nonpublic information about Client transactions or holdings or WHV’s investment recommendations, and

•	Discussions regarding specific Client transactions or holdings or WHV’s investment recommendations at board meetings.

2.	WHV Supervised Persons

All permanent and temporary-to-hire candidates of WHV are considered Access Persons for the purposes of this code. WHV does not restrict information regarding the firm’s purchases and sales of securities for Client accounts or access to nonpublic investment recommendations. Therefore, all permanent Supervised Persons and temporary-to-hire candidates are subject to the provisions regarding pre-clearance and reporting of personal securities transactions (as discussed below).

Whether a temporary Supervised Person (one with a definite assignment duration) or a consultant is an Access Person will be determined on a case-by-case basis by the Chief Compliance Officer. If the temporary Supervised Person or contract worker is deemed to have access to information regarding the firm’s purchases and sales of securities for Client accounts or access to nonpublic investment recommendations, he or she will be required to follow the provisions of this Code in a similar manner as all other WHV Access Persons. If there is no such access, the temporary Supervised Person or contract worker will be required to sign a Confidentiality Agreement that will restrict the use of any information acquired during an assignment at WHV for personal benefit.

D.	Reportable Securities

As noted above, Reportable Securities generally include any interest or instrument commonly known as a “security” including stocks, bonds, exchange traded funds (ETFs), closed-end funds, options and warrants.

The following are not Reportable Securities under Rule 204A-1 or Rule 17j-1:

•	Direct obligations of the government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

•	Shares issued by money market funds; and

•	Shares issued by open-end investment companies registered under the Investment Company Act (i.e., mutual funds) other than Reportable Funds.[6]

Any security not listed directly above is reportable unless Section H.3: Securities Trading Restrictions and Reporting/Pre-Clearance Requirements specifies otherwise (“Reportable Securities”).

E.	Beneficial Interest

Supervised Persons are considered to have a beneficial interest in securities if they have or share a direct or indirect pecuniary interest in the securities. Supervised Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following examples are instances where a Supervised Person has a beneficial interest in the securities held by the various accounts. This list is not all inclusive and WHV Supervised Persons unsure about whether a particular account should be disclosed under this Code have an affirmative duty to contact WHV’s Compliance Department for clarification.

[6]	Transactions and holdings in shares of closed-end investment companies would be reportable regardless of affiliation. The exception extends only to open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds would also be reportable.

1.	Accounts of Members of the Same Household

A WHV Supervised Person is presumed to have a beneficial interest in any account of an immediate family member living in the same household. Immediate family members include any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included. The presumption is rebuttable with proper documentation.

2.	Accounts of Partnerships, Corporations and LLCs

If a general partnership owns accounts that contain reportable securities (defined in detail above), all general partners have beneficial interests in the securities held by the general partnership. For accounts held by limited partnerships, general partners, but not limited partners, have beneficial interests held by the limited partnership. For accounts held by corporations and LLCs, only controlling shareholders or members and persons exercising investment control over the securities held in the corporation or LLC’s investment accounts are deemed to have beneficial interests in such accounts.

3.	Accounts of Trusts

A settlor of a trust that retains the ability to revoke or change the terms of the trust retains a beneficial interest in any reportable securities held by the trust. Remainder persons (i.e. beneficiaries) that are currently entitled to income derived from trust assets (i.e. dividends from stocks or interest from bonds) also have a beneficial interest in the trust’s reportable securities. Beneficiaries that do not have rights under the terms of the trust until a future event (i.e. death of the settlor) do not have any beneficial interest in the trust assets until the subsequent event occurs. Upon such occurrence, the beneficiary will acquire a beneficial interest in the trust assets per the terms of the trust.

F.	Control

Accounts where a WHV Supervised Person has been given discretionary authority to make securities trades on behalf of the account owner are deemed under the control of the WHV Supervised Person. Such accounts are reportable under this Code.

A WHV Supervised Person may relinquish control over a personal account by giving another person full discretionary authority to trade such account on their behalf. Such accounts must be disclosed to WHV’s Compliance Department. Once disclosed and the Compliance Department has determined that the WHV Supervised Person in fact has no control over the account, no further reporting is required.

A trustee or co-trustee is assumed to have control over trust assets and therefore accounts owned by the trust containing reportable securities are covered under this Code. A successor trustee that has no current power to affect trust assets does not have to report the trust accounts until his or her status changes to trustee or co-trustee.

Other fiduciaries, including but not limited to, executors, administrators, custodians, attorneys-in-fact and agents, are assumed to have control the assets of the person or entity for which they serve as fiduciaries. Such accounts containing reportable securities are covered under this Code. The presumption of control may be rebutted upon presentation of documentation to the Compliance Department.

1.	Managed Accounts

A Managed Account is an account in which the Access Person has no direct or indirect control over the investment decision making process. In general, accounts where the broker or the investment adviser is given full discretion to make investment decisions are considered managed accounts and are not reportable accounts under this Code of Ethics. Access Persons and their Household Members are permitted to have periodic conversations with the broker or investment adviser provided the Access Persons and their Household Members do not provide any specific instructions to the broker or investment adviser as to which specific securities to trade in the accounts.

Access Persons must disclose to Compliance any new Managed Account prior to the opening of the Managed Account. Access Persons must provide documentary evidence to Compliance to show that they do not have discretion over the management of the account.

Certain WHV Access Persons have chosen to have their accounts managed by WHV whereby WHV has full discretion over the accounts. These accounts are called “WHV Managed Accounts.” WHV Managed Accounts are to be managed in the same manner as all Client accounts that do not have Client-specific restrictions under the same investment strategy such that the WHV Managed Accounts do not receive a more favorable treatment than Clients.

Access Persons are not required to pre-clear transactions or submit quarterly reports relating to Managed Accounts, whether they are managed by WHV or another entity. However, Access Persons with Managed Accounts are required to provide an annual certification that they do not currently and have not in the past exercised direct or indirect control over these Managed Accounts.

G.	Pre-Clearance Procedures

Trading in certain Reportable Securities by Access Persons and their household members in the accounts described above must be pre-approved utilizing WHV’s pre-clearance software program, Protegent PTA. Each Access Person has a unique user name and password to access Protegent PTA and will enter the necessary information regarding the proposed personal trade including the following: buy or sell, name of the security, security trading symbol or CUSIP number and number of shares or par value. Protegent PTA checks the proposed personal trade against the firm’s trade log for Client accounts. Protegent PTA will immediately notify the Access Person of pre-approval or denial. If approval is granted, the Access Person has until the end of the current trading day to execute the pre-approved personal trade. If a denial is issued, the Access Person may not trade in such security on that trading day.

Pre-clearance does not relieve Access Persons from complying with the other provisions of the Code. By requesting pre-clearance approval, Access Persons represent that they have no knowledge that the security they intend to trade is currently being traded, or under consideration for trading, in Client accounts and that they do not possess any material, nonpublic information regarding the issuer of the security.

Approvals for personal trades are good for the current trading day only. Therefore, limit orders must be day limit orders only. In addition, Access Persons are prohibited from entering market orders after the market close, i.e., 1:00 PM Pacific Time, on any particular trading day. If the access person enters the order close to or shortly after the market close at 1:00 PM Pacific Time and the order is not executed on that day, the Access Person should: (1) cancel the order; (2) request another pre-clearance the next day or any subsequent day(s) that the Access

Person wishes to trade the security; and (3) place the order before 1:00 PM Pacific Time on the day that the pre-clearance request was approved.

Special provisions may be made by the Ethics Committee for certain personal transactions executed in foreign markets.

Exceptions from Pre-Clearance Requirements – Transactions that do not need pre-clearance include:

•	Trades made through automatic investment plans,

•	Purchases effected upon the exercise of rights created by an issuer pro rata to holders of a class of its securities,

•	Acquisition of securities through stock dividends[7], dividend investments, stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations,

•	Transactions in non-Reportable Securities.

•	Purchases and sales of shares of Reportable Funds are not required to be pre-cleared; however, the reporting and other requirements under this Code continue to apply to all transactions and holdings of Reportable Funds by Access Persons.

•	Transactions in securities where Section H.3 Securities Trading Restrictions and Reporting/Pre-Clearance Requirements indicates that pre-clearance is not required.

Although these transactions are not subject to a pre-clearance requirement, they may affect how holdings are recorded in Protegent PTA. Access Persons are responsible for the accuracy of their holdings reports.

H.	Restrictions and Limitations

1.	Initial Public Offerings

All Access Persons are prohibited from participating in initial public offerings (IPOs) for their personal accounts.

2.	Limited Offerings and Private Placement Securities

Access Persons wishing to acquire beneficial ownership of securities in a limited offering or private placement must seek prior written approval from the Chief Compliance Officer.8

In determining whether to grant the approval, the Chief Compliance Officer will seek to determine whether or not the Access Person’s acquisition of the security would preclude advisory Clients from purchasing the same security. In addition, the Chief Compliance Officer must determine that the investment was not being offered to the Supervised Person strictly by virtue of the Supervised Person’s position at WHV.

[7]	Employees are allowed to participate in dividend reinvestment plans on their grandfathered securities.
[8]	Private placement is an offering of securities that is exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately-held and family owned businesses. For the purpose of this Code of Ethics, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

If applicable, all records relating to the Chief Compliance Officer’s approval of Supervised Persons’ requests to invest in limited offerings and private placement securities shall be maintained in writing.

3.	Securities Trading Restrictions and Reporting/Pre-Clearance Requirements

Access Persons, their immediately family members in their household, or accounts over which the Access Persons have control and beneficial ownership are prohibited from holding and trading IPOs, individual equity securities, stock futures and narrow-based stock index futures, and any other types of securities not listed in the table below.

Type of Security	Allowed to be held/traded by WHV Access Persons?[9]	Reportable?	Pre-Clearance Required?

Limited Offerings and Private Placement Securities	Allowed	Reportable	Pre-clearance required

Affiliated Mutual Funds – mutual funds for which WHV or a control affiliate of WHV acts as investment adviser or principal underwriter (i.e., Reportable Funds).	Allowed	Reportable	No pre-clearance required

Exchange-Traded Funds (“ETFs”)	Allowed	Reportable	No pre-clearance required

Grandfathered securities, i.e., securities purchased prior to January 18, 2013.	Allowed to be held or sold, but the position must not be increased with further purchases unless allowed elsewhere in this table	Reportable	Pre-clearance required prior to sale, unless the security type is not subject to pre-clearance elsewhere in this table

Securities received as a bona fide gift, where the donor does not receive anything of value in return	Allowed to be held or sold, but the position must not be increased with further purchases unless allowed elsewhere in this table	Reportable	Pre-clearance required prior to sale, unless the security type is not subject to pre-clearance elsewhere in this table

Unit investment trusts invested in Affiliated Mutual Funds	Allowed	Reportable	Pre-clearance required

Securities held and traded in non-WHV 401(k) Plan, Employee Stock Options Plans, or Employee Stock Purchase Plans (ESPP)	Allowed	Reportable	Pre-clearance required[10]

[9]	A security type being marked “Allowed” in the table above does not guarantee the pre-clearance request being approved in all cases. WHV Compliance reserves the right to deny any pre-clearance request on any security based on various factors, including but not limited to the presence of any actual or potential conflict of interest.
[10]

Pre-clearance is not required for trades in non-WHV 401(k) Plan, Employee Stock Options Plans, or Employee Stock Purchase Plans (ESPP) if: (a) the Access Person or his/her household member has no control over the transaction or (b) the security is not required to be pre-cleared as indicated elsewhere in the table above.

Type of Security	Allowed to be held/traded by WHV Access Persons?[9]	Reportable?	Pre-Clearance Required?

Reportable Securities held and traded in the WHV 401(k) plan – Shares of Reportable Funds (i.e., mutual funds for which WHV serves as investment adviser) held and traded in the WHV 401(k) plan are Reportable Securities for purposes of this Code.	Allowed	Reportable	No pre-clearance required

Closed-End Mutual Funds	Allowed	Reportable	No pre-clearance required

Mutual Funds registered outside the U.S.	Allowed	Reportable	No pre-clearance required

Federal agency bonds	Allowed	Reportable	No pre-clearance required

Municipal bonds	Allowed	Reportable	No pre-clearance required

Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures)	Allowed	Reportable	No pre-clearance required

Securities based on broad based indexes, including any option, future, forward contract, or other obligation involving abroad based index	Allowed	Reportable	No pre-clearance required

Non-Reportable Securities	Allowed	Non- reportable	No pre-clearance required

4.	Front Running

An Access Person and members of their immediate household may not make trades of any security in a personal account while in possession of material, nonpublic information that WHV will make, or intends to make, trades in Client accounts in the same security. This unethical practice is known as “front running” and is prohibited under this Code. All WHV Access Persons are reminded that Client accounts must be given priority over personal accounts.

5.	Conflicts of Interest

The Compliance Department monitors the personal trading activity of Access Persons to determine if Access Persons’ transactions, either taken by themselves or as part of a pattern of trading activity, would result in the appearance of a conflict of interest. In such situations, the Ethics Committee may recommend that certain action be taken, including unwinding the transaction and/or disgorging profits.

I.	Trade Confirmations

Protegent PTA has agreement in place with certain broker-dealers that provide electronic trade confirmation as delivery. Access Persons with personal accounts that they directly own, or otherwise control or possess a beneficial interest in, with such brokers simply need to notify the Compliance Department of such accounts. The Compliance Department will arrange for the electronic trade confirmations to be automatically delivered to Protegent PTA.

WHV Access Persons that have personal accounts with brokerage firms that do not participate in electronic trade confirmation delivery with Protegent PTA, must direct such brokers to send paper trade confirmations of their personal accounts to:

Chief Compliance Officer

WHV Investment Management, Inc.

301 Battery Street, Suite 400

San Francisco, CA 94111

J.	Reporting

In order to maintain compliance with Rule 204A-1 and Rule 17j-1, WHV must collect quarterly transaction reports and holdings reports, both initially upon employment and annually thereafter, from all Access Persons. Such reports must include transaction and holding information of the personal trading activities of the Access Persons.

Rule 204A-1 and Rule 17j-1specifically exempt from reporting certain transactions and holdings in Covered Accounts in which an Access Person has no direct or indirect control. Access Persons must provide documentation evidencing their lack of direct or indirect control of such accounts to WHV’s Compliance Department.

1.	Initial and Annual Holdings Reports

All new Supervised Persons determined to be Access Persons shall submit, electronically utilizing Protegent PTA, a holdings report of every directly or beneficially owned or controlled account containing reportable securities within ten (10) days of beginning employment with WHV. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security. The information provided by the new Access Person must be current to within forty-five (45) days of starting employment with WHV.

On an annual basis, all current Access Persons must submit, electronically utilizing Protegent PTA, a holdings report of each account and account in which they have a beneficial interest holding reportable securities within thirty-one (31) days of calendar year end. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security.

2.	Quarterly Transactions Reports

All Access Persons shall submit, electronically utilizing Protegent PTA, a quarterly certification that includes a report of every reportable security transaction in any directly owned or beneficially owned account. For Access Persons who are in the office at any time during the ten calendar days after the end of the quarter, the due date to submit the Quarterly Transaction Certification is the last business day within ten (10) calendar days after the close of the calendar quarter (“ten-day certification period”). For Access Persons who are out of the office and do not have access to the Protegent PTA system during the entire ten-day certification period, the due date to submit the Quarterly Transaction Certification is the last business day within thirty (30) calendar days after the close of the calendar quarter.

The report shall include the name and ticker symbol of the security, date and nature of the transaction, quantity or principal amount and the broker-dealer through which the transaction was effected.

The quarterly transaction report shall also contain a declaration that the Access Person did not open any new accounts, or gain a beneficial interest or control, in any new accounts not previously disclosed to the firm’s Compliance Department. Any such account must be disclosed separately from the quarterly transaction report immediately upon opening (see below).

At the end of each quarter, the Compliance Department will review each Access Person’s personal trading against the trades made by the firm for Client accounts to ensure compliance with the policies of this Code.

3.	Prompt Notification of Brokerage Accounts

Access Persons are required to maintain brokerage accounts only at brokerage firms listed in Appendix C – Approved Brokerage Firms List. Certain limited exceptions may be granted by Compliance.

Access Persons must pre-clear the opening of a new reportable brokerage account. All new brokerage accounts must be reported to the Compliance Department within five business days. Access Persons may not execute any transactions in an account until the account has been set up in Protegent PTA.

K.	WHV Ethics Committee Enforcement

The WHV Ethics Committee will: 1) determine whether an Access Person has committed a violation of the firm’s Code and 2) administer the appropriate penalties which may include the rescission of a personal trade, reducing year-end discretionary bonuses and termination.

L.	Violations of the Rules Regarding Personal Securities Trading

The Ethics Committee will determine, based on the totality of facts and circumstances, whether a violation of the firm’s Code has been committed. If requested, each Access Person will be given an opportunity to present the facts and circumstances of the alleged violation to the Ethics Committee prior to final determination. Upon such final determination, the Ethics Committee will levy the appropriate penalties.

1.	Breach of Fiduciary Duty or Duty of Loyalty

If the violation involves either a breach of the fiduciary duty to the firm’s Clients or the duty of loyalty to the firm itself (i.e. putting his or her personal interests ahead of the interests of the firm or its Clients), the penalty shall be a meaningful reduction in the Access Person’s year-end discretionary bonus at a minimum and up to termination upon first offense.

The record of any violation of this severity remains permanently in the Access Person’s ethics file. An Access Person committing a second violation involving a breach of fiduciary or loyalty duties will be terminated. All violations will be reported to the Audit Committee of the Board of Directors.

2.	Infractions

For violations not involving breaches of the duties described above, deemed infractions, the first instance requires a meeting with the Chief Compliance Officer. The Code will be reviewed and the Access Person will be advised of the importance of following the rules of the Code with respect to personal securities transactions.

The second infraction, in addition to the above, will result in a meaningful reduction of the Access Person’s year-end discretionary bonus. The amount will be determined by the Ethics Committee.

A third infraction may lead to termination of employment.

All infractions will be reported to the Audit Committee of the Board of Directors.

3.	Statute of Limitation for Infractions

After five years, a statute of limitations shall apply to infractions. Infractions greater than five years old shall be removed from the Access Person’s ethics file. As discussed above, the statute of limitations does not apply for violations involving breaches of fiduciary or loyalty duties. Such violations shall remain in the Access Person’s permanent ethics file.

4.	Appeals Process

Upon determination by the Ethics Committee of a violation of the rules specific to personal securities trading, an Access Person may appeal to a separate panel (“Appeals Panel”) which shall include the Head Equity Trader and two rotating members of the firm’s Management Committee. Management Committee members shall rotate on an annual basis. The Chief Compliance Officer and the Access Person will provide the Appeals Panel with a written summary regarding the violation. The Chief Compliance Officer and the Access Person shall then appear before the Appeals Panel to present their arguments. The Appeals Panel will render a decision either to uphold or dismiss the violation and such decision is final.

VII.	CONFIDENTIAL INFORMATION

A.	General Statement

The operations of the firm and activities of Clients are highly confidential. These matters are not to be discussed with anyone outside the firm, including family, friends and associates. Such confidential information will be disclosed only by properly authorized representatives of the firm in keeping with our policy to fully comply with the disclosure requirements imposed by law and the agencies that supervise and regulate the firm and our industry. Firm Supervised Persons must comply with all written policies and procedures with respect to confidentiality and Client privacy whether within or outside of this Code. Violations of policies and procedures regarding firm or Client confidentiality or privacy may be considered a breach of the duty of loyalty to the firm or a breach of the fiduciary duty to Clients as defined above.

Supervised Persons should review the Information Security Program in Appendix B and the Manual for additional information regarding WHV’s privacy policy.

B.	Corporate Information

Disclosure of lists of Supervised Person names or the firm’s subcontractors, consultants and vendors or any other sensitive nonpublic corporate information to unauthorized persons is prohibited.

C.	Client Information

Information about our Clients must be held in strict confidence. Any use of Client information for personal gain by an Supervised Person, the family of the Supervised Person or friends of an Supervised Person is unethical.

Under no circumstances may any information about the firm’s Clients be revealed, in the absence of valid legal process, without the knowledge and consent of the Client.

VIII.	DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES

Supervised Persons convicted of a criminal offense (felony or misdemeanor) involving either dishonesty or a breach of trust will be terminated.

Supervised Persons charged or convicted of other criminal offenses may be suspended or terminated depending on the severity and nature of the crime. This decision will be made by the Ethics Committee.

Supervised Persons must immediately disclose to the firm’s Ethics Committee any pending criminal charges against them as soon as such charges are filed.

IX.	POLITICAL ACTIVITIES

It is the firm’s policy to support an awareness and interest in civic and political responsibility and to encourage individual participation in civic and political activities through voluntary action and involvement by its Supervised Persons.

However, since election to public office may require commitment of considerable time and involve permanence of location, an Supervised Person should not accept candidacies or accept appointment to public office without the prior approval of his or her immediate supervisor and the Ethics Committee. Before becoming an appointee or candidate, going on the staff of a candidate or similar involvement in support of, or in opposition to, a ballot proposition, an Supervised Person should review the requirements of the applicable state’s public disclosure laws, if they apply. Supervised Persons should contact an attorney if in doubt as to the provisions of such public disclosure laws.

In all cases, Supervised Persons seeking elective office or otherwise participating in political activities must do so in their individual capacity and not as representatives of the firm. In all such cases, neither the firm’s name nor its address should be used in connection with advertisements, campaign materials or the collection of funds.

X.	WHISTLEBLOWER POLICIES AND PROCEDURES

WHV has established the following procedures for:

•	The receipt, retention, and treatment of complaints received by WHV regarding concerns regarding questionable compliance matters. Compliance matters are defined as matters relating to potential or actual violation of the U.S. Federal Securities Laws, fraud or illegal acts involving any aspect of the firm’s business, or any potential or actual violations of WHV’s policies and procedures.[11]

•	The confidential, anonymous submission by Supervised Persons of WHV of concerns regarding questionable compliance matters (“reports of concerns”).

A.	Protection of Whistleblowers - No Retaliation

These policies and procedures are intended to enable individuals to raise concerns for investigation and appropriate action.

[11]	These concerns include intentional or material misstatements in regulatory filings, internal books and records, client records or reports, activity that is harmful to clients and material deviations from required controls and procedures that safeguard clients and the firm.

With this goal in mind and consistent with the policies of the WHV and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the WHV Audit Committee shall not retaliate or tolerate any retaliation by management of WHV directly or indirectly, including encouraging retaliation by others, against anyone who, in good faith, makes a report of a concern or provides assistance to the Audit Committee, the Chief Compliance Officer, management or any other duly authorized person or group, including any governmental, regulatory or law enforcement body, investigating a report of a concern. If the Chief Compliance Officer or Chairman of the Audit Committee becomes aware of a retaliatory action against a reporting person, the Chief Compliance Officer or Chairman of the Audit Committee shall inform the Audit Committee of such action.

Nothing in these Policies and Procedures shall limit the authority of WHV to discipline, penalize, suspend or terminate any Supervised Person for good and sufficient reasons, which reasons shall not include having in good faith made a report of a concern or provided assistance to the Audit Committee, management or any other duly authorized person or group, including any governmental, regulatory or law enforcement body, investigating such report. A person’s right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the concerns or any ensuing investigation.

B.	Submission and Receipt of Reports

Any employee having concerns of compliance matters may report such concerns to the Chief Compliance Officer or the Chairman of WHV’s Audit Committee. The Chief Compliance Officer or the Chairman will determine the best course of action to address the compliance matter or concern.

APPENDIX A – GUIDING PRINCIPLES

These Guiding Principles are intended to provide direction for decision-making and action by everyone involved with the firm. It is our belief that each of the following commitments is equally important.

Commitment to Client

We are committed to providing excellence in service and education to our Clients with the highest degree of confidentiality, integrity, trust and personal interaction. We strive to promote Client satisfaction by offering quality service and products which are innovative and responsive to our Clients’ current and changing needs. We want our Clients to know that they are being well served and cared about as individuals.

Commitment to Supervised Person

The firm is committed to maintaining an environment which encourages Supervised Persons to grow professionally, to be creative and accepting of individual responsibility and to achieve the highest possible potential. The firm acknowledges its responsibility to Supervised Persons to communicate honestly and openly, to state expectations clearly, to evaluate performance fairly and in a timely manner and to compensate equitably – all within a framework of equal opportunity for all Supervised Persons.

Commitment of Supervised Person to Firm

As Supervised Persons, we are committed to learn and follow established policies and objectives, conduct ourselves professionally and enhance the reputation of WHV in the community. Recognizing the trust and confidence placed in us by our Clients and community, we are committed to acting in every situation with the highest ethical standards in order to justify and preserve that confidence.

Commitment of Supervised Person to Supervised Person

As Supervised Persons, we are committed to treat one another with integrity, courtesy and mutual respect, to cooperate with one another, to recognize each other’s unique skills and abilities and to help create an atmosphere characterized by open and honest communication within and across all levels of the firm. Such a climate is vital to maintaining individual initiative and the attainment of the firm’s goals and objectives.

Commitment to the Community

WHV is committed to be a good corporate citizen and a contributing member of the communities which we serve. We support community organizations and programs at the corporate level and by encouraging our Supervised Persons to contribute their own time and talents to community organizations and projects of special interest to them. We consider social and environmental responsibilities in the conduct of our own affairs and on the part of those with whom we conduct business.

Commitment to Shareholders

We are committed to enhancing our reputation as a premier provider of investment management services. We will strive to provide our shareholders consistent growth and an attractive rate of return on their investment in the firm, and to provide them with full and timely information. We believe that our success in achieving these goals is directly dependent upon the successful achievement of the preceding five commitments.

APPENDIX B – APPROVED BROKERAGE FIRM LIST

1	AG EDWARDS AND SONS
2	ALLEGHENY INVESTMENTS, LTD.
3	AMERICAN STOCK TRANSFER & TRUST COMPANY
4	BANC OF AMERICA INVESTMENT SERVICES, INC.
5	BANK OF NEW YORK
6	BEHRINGERL HARVARD
7	CB FINANCIAL SERVICES
8	CHARLES SCHWAB
9	CHASE
10	COLORADO SECURITIES FINANCIAL SERVICES
11	COMPUTERSHARE
12	E*TRADE
13	EDWARD JONES
14	FIDELITY
15	FIRST ALLIED
16	FRANKLIN TEMPLETON INVESTMENTS
17	FUNDVANTAGE TRUST
18	ING DIRECT INVESTING, INC.
19	INVESTOR’S CHOICE
20	LAIRD NORTON TYEE (LNTYEE)
21	MERRILL LYNCH
22	MORGAN STANLEY
23	MORGAN STANLEY SMITH BARNEY
24	OPTIONSEXPRESS
25	OTHER
26	PERSHING
27	PFPC DISTRIBUTORS INC
28	RAYMOND JAMES FINANCIAL SERVICES, INC.
29	RBC WEALTH MANAGEMENT
30	SCOTTRADE
31	SMITH BARNEY
32	STONE & YOUNGBERG
33	TD AMERITRADE
34	UBS
35	UNIONBANC INVESTMENT SERVICES
36	WELLS FARGO INVESTMENTS
37	WHITEHALL PARKER SECURITIES